Exhibit 99.47

Citadel LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603

July 22, 2011

By Overnight Mail

Steven J. Freiberg Interim Chairman E*TRADE Financial Corporation 1271 Avenue of the Americas, 14th Floor New York, New York 10020-1302	Karl A. Roessner Corporate Secretary E*TRADE Financial Corporation 1271 Avenue of the Americas, 14th Floor New York, New York 10020-1302

Gentlemen:

The undersigned stockholders of E*TRADE Financial Corporation (the “Company”) hereby provide written notice to the Company that, collectively, as holders of 27,423,986 shares of the Company’s common stock and pursuant to (i) Article SIXTH of the Amended and Restated Certificate of Incorporation of the Company and (ii) Section 1.03 of the Amended and Restated Bylaws of the Company, they hereby request that the Company call a Special Meeting of its stockholders to take place on a date that is no less than 10 days, nor more than sixty days, after the date of delivery of notices by holders of more than 10% of E*TRADE’s outstanding common stock for the following purposes:

1.
To vote on an advisory stockholder resolution that a Special Committee of the board of directors of the Company (the “Board”), comprised of Directors who have joined the Board within the past three years, promptly retain the services of a nationally recognized investment banking firm that has not previously advised the Company or the Board to undertake a review of its strategic alternatives in order to maximize shareholder value, including a possible sale of the Company.

2.
To vote on an advisory resolution that the Company approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove the existing staggered Board provisions contained in Article SEVENTH therein and provide that the entire Board be elected each year.

3.	To vote on the removal of Michael Parks and Donna Weaver as Directors of the Company and the election in their place of qualified independent Directors.

Respectfully submitted,

Citadel Equity Fund. Ltd.

By:  /s/ Adam C. Cooper

Title:  Authorized Signatory

Citadel Derivatives Trading Ltd.

By:  /s/ Adam C. Cooper

Title:  Authorized Signatory

Citadel Securities LLC

By:  /s/ Adam C. Cooper

Title:  Authorized Signatory